Exhibit 99.2
Enphase Energy Announces New Share Repurchase Program
Program Authorizes up to $1 Billion of Shares of Common Stock to be Repurchased
FREMONT, Calif., July 27, 2023 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today that its Board of Directors approved a new share repurchase program with authorization to purchase up to $1.0 billion of shares of its common stock.
“Given our confidence in our long-term strategy and the value we see in our stock, our board has authorized an additional $1.0 billion for share repurchases,” said Badri Kothandaraman, president and CEO of Enphase Energy. “Our significant free cash flow generation allows us to continue investing for the long term, while also opportunistically buying back stock through a repurchase program.”
Enphase Energy’s Board of Directors has recently authorized a new share repurchase program pursuant to which Enphase Energy may repurchase up to an aggregate of $1.0 billion of its common stock. Subject to applicable rules and regulations, the stock repurchases may be made from time to time, through solicited or unsolicited transactions in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws, and other considerations. The share repurchase program may be discontinued or amended at any time by Enphase Energy’s Board of Directors and expires on July 26, 2026.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding Enphase Energy’s intended share repurchases; the timing, price, and volume of repurchases under the new share repurchase program; free cash flow generation; and value of its common stock and future growth. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 68 million microinverters, and more than 3.5 million Enphase-based systems have been deployed in over 145 countries. For more information, visit www.enphase.com.
© 2023 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
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